Exhibit 10.7

GlobeTrac Inc.
610 – 1100 Melville Street
Vancouver, British Columbia
V6E 4A6

June 9, 2011

Angelo Scola
and
Thermoforte Green, LLC
10 Yosemite Valley Road
Watch Hill, Rhode Island
02891

Attention:  Angelo Scola

Dear Sirs:

Re:  Thermoforte Green, LLC (“Thermoforte”) - Asset Purchase

This letter will confirm our numerous discussions concerning the proposed purchase of the assets of the business of Thermoforte, including all intellectual property, patents, equipment, technology, contracts, and cash used in and related to the business of Thermoforte.

This Letter Agreement sets forth the terms and conditions of the proposed purchase, which, when accepted by you and Thermoforte, will form a binding agreement among us, such agreement to be embodied in due course in a more formal agreement (the “Formal Agreement”).

Background

For the purposes of our proposed acquisition, we have each relied upon the following information:

(a)	Thermoforte is a Delaware limited liability company duly organized and validly subsisting and the Assets are in good standing;

(b)	GlobeTrac Inc. is a Delaware company duly organized and validly subsisting and is a SEC reporting company in good standing;

(c)	there are no options, rights or other agreements to purchase the business assets, and neither you nor Thermoforte have granted anyone else the right to purchase any of the business assets;

(d)
except for accounts payable incurred in the ordinary course of Thermoforte’s business and any loan for loan proceeds to be received by Thermoforte after the signing of this Letter Agreement (the “Loan”), there are no known liabilities, contingent or otherwise, affecting Thermoforte; and

(e)	you are the sole manager and member of Thermoforte.

Proposed Acquisition

Based on the foregoing information, we agree as follows:

1.
We will purchase from you and Thermoforte all of the business assets.  Included in the business assets at the time of purchase will be the Loan, if any, and all cash, property, equipment, goodwill, intellectual property, including all patents registered in your name or the name of any affiliate, and other assets used in or related to the business of Thermoforte (collectively the “Assets”).

2.
The aggregate purchase price of the Assets will be up to a maximum of US$7.1 million payable in 610 million restricted common shares of GlobeTrac Inc. at a deemed price of $0.01 per share and the assumption of the Loan, if any, with an allocation to be agreed upon and contained within the Formal Agreement.

3.	You or your nominee will be appointed to our Board of Directors.

4.
It is understood that contained in the Formal Agreement will be the normal and usual covenants and warranties for a transaction of this nature, including among other things, but without limitation, the ownership of the Assets, and the right of you and Thermoforte to sell the Assets.  The Formal Agreement will also disclose and contain warranties concerning, without limitation, the nature of ownership of and good title to the Assets; the holdings of permits, licences, consents and authorities necessary for the use of the Assets and to carry on the business; all purchase orders and other obligations dealing with the Assets; and all outstanding guarantees and performance bonds attached to the Assets.

5.	The Formal Agreement will also contain customary conditions precedent to closing, including, without limitation, the following:

a.	We will conduct our due diligence on the Assets and evaluate the Assets and obtain satisfactory results from our due diligence and evaluation.

b.	We complete the due diligence and evaluation within 45 calendar days of the date this Letter Agreement is accepted by you.

c.	You and Thermoforte will obtain any required consents for the transfer of title of the Assets.

d.
Thermoforte will enter into a written contract for the licensing or use of its technology, which will, among other provisions, allow Thermoforte to assign its interest in the contract to another party and generate minimum amount of revenues.

e.	We will agree to use our best efforts to raise $9 million for financing the development of the Assets and the operation of the business once the Asset has been acquired by us.

f.	We will obtain shareholder approval to the terms and conditions of the acquisition of the Assets and to an increase in the authorized capital of GlobeTrac Inc.

The Formal Agreement will provide that if these conditions are not fulfilled or waived prior to closing, the obligations of the parties thereunder will be null and void unless the fulfilment of any such condition was not reasonably capable of being performed.

6.
Pending the closing of the transaction, we and our representatives will have, at reasonable times and with minimal disruption, access to Thermoforte and to its books and records, financial and operating data, material contracts and other information with respect to the business as we will reasonably request.

7.	All information will be kept confidential and will be divulged by the parties only to their respective principals and professional advisors.

8.
Prior to execution of the Formal Agreement and so long as negotiations on this proposal continue and are being pursued in good faith, you and Thermoforte agree neither to solicit expressions of interest nor offers from any other parties concerning the sale of the Assets nor to negotiate same or to take any steps in furtherance thereof.

Miscellaneous

9.
Each of the parties hereby will pay their own costs, expenses and fees (including, without limitation, legal counsel) incurred in connection with the preparation, execution and the consummation of this Letter Agreement and the Formal Agreement.

10.
This Letter Agreement and the Formal Agreement will be interpreted in accordance with the laws of the Province of British Columbia and will enure to the benefit of and be binding upon us and you and Thermoforte and their respective heirs, successors and permitted assigns.

11.
All parties agree to sign such further and other deeds and documents, including without limitation, the Formal Agreement and to give such further and other assurances as may be necessary to fully implement this Letter Agreement.

12.
If the foregoing accurately sets forth your understanding of our agreement, please sign this Letter Agreement where indicated below which will then form a binding agreement among us, subject only to the terms and conditions aforesaid.  We will then immediately begin our due diligence and preparation of the Formal Agreement.

Yours truly,

GlobeTrac Inc.

Per:                                                                                                                                 c/s
            /s/ John daCosta
John daCosta - President

ACCEPTED AND AGREED TO THIS 9TH DAY OF JUNE, 2011:

Thermoforte Green, LLC

Per:
         /s/ Angelo Scola                                                                                 /s/ Angelo Scola
Angelo Scola                                                                                   Angelo Scola - Manager